Exhibit 99.1

Ur-Energy Provides 2015 Q4 and Year-End Operational Results and Further Guidance

Littleton, Colorado (PR Newswire – January 14, 2016) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) reports the following operational results for fourth quarter and year-end 2015, and other recent developments, as well as providing further guidance for 2016.

Lost Creek Highlights

	Lost Creek Operations
	Units	2015 Q1	2015 Q2	2015 Q3	2015 Q4	2015 YTD

U3O8 Captured	(‘000lbs)	192.3	207.3	172.2	211.7	783.5
U3O8 Dried & Drummed	(‘000lbs)	177.1	183.9	176.8	189.4	727.2
U3O8 Sold (from production)	(‘000lbs)	146.0	204.0	150.0	225.0	725.0

Average Flow Rate	(gpm)	1,681	1,840	1,931	2,385	1,961
U3O8 Head Grade	(mg/l)	110	108	86	85	97

Lost Creek Uranium Sales and Operational Highlights

For the quarter, 211,717 pounds of U3O8 were captured within the Lost Creek plant; 189,480 pounds U3O8 were packaged in drums; and 181,567 pounds U3O8 of drummed inventory were shipped from the Lost Creek processing plant to the converter. Production numbers increased quarter-over-quarter, with an increase of nearly 23% additional captured pounds and an increase of 7% additional dried and drummed pounds. At December 31, inventory at the conversion facility was approximately 63,776 pounds U3O8.

Contract and spot sales for the quarter from Lost Creek-produced U3O8 totaled 225,000 pounds at an average price of $34.47 per pound, for sales revenues of $7.8 million during the quarter. This concludes the second calendar year (and ninth consecutive quarter) of sales since operations began at Lost Creek. From production, Lost Creek sold 725,000 pounds U3O8 during calendar 2015 at an average price of $41.33 per pound. Total sales for 2015, including purchased U3O8, was 925,000 pounds at an average price of $45.20 per pound. Contract sales were as expected (630,000 pounds at an average price of $49.42 per pound); however, spot sales were lower than expected (295,000 pounds at an average price of $36.18) due to the continuing low spot price environment.

In 2015 Q4, production was sourced from twelve header houses in the first mine unit; header house 12 was brought online in November. Construction is underway on header house 13. After more than two years of operations, year-to-date plant head grades remain at 97 ppm despite having somewhat lower head grades for the quarter. Head grade during December was 87 ppm, which was above the quarter’s average grade of 85 ppm. The lower head grade during this period of operation, as well as varying month-to-month grades, is a typical result as the mine matures and older operating patterns remain in the flow regime while newer patterns are brought online. This maturation of mine is also demonstrated through the increasing average flowrates, with a 454 gpm (23.5%) increase quarter-over-quarter.

Second Lost Creek Property Resource Update for 2015

The Company announced an updated mineral resource for the Lost Creek Property in December 2015. The current mineral resource estimate for all of the Lost Creek Property, at a 0.20 GT cut-off and after subtraction of 1.358 million pounds of Mine Unit (MU1) production through September 30, 2015, is 13.25 million pounds eU3O8 in the Measured and Indicated categories, and 6.44 million pounds eU3O8 in the Inferred category. This revised resource estimate represents a net increase to the Lost Creek Property (all projects) of 3.15 million pounds eU3O8 in the Measured and Indicated categories and 1.40 million pounds eU3O8 in the Inferred category when compared to the previous estimate in the June 17, 2015 Technical Report.

Resources are classified as Measured, Indicated and Inferred as defined in Section 1.2 of Canadian NI 43-101 Standards of Disclosure for Mineral Projects and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (May 2014). Percent eU3O8 is a measure of gamma intensity from a decay product of uranium and is not a direct measurement of uranium. Numerous comparisons of eU3O8 and chemical assays of Lost Creek rock samples indicate that eU3O8 is a reasonable indicator of the chemical concentration of uranium.

An updated Preliminary Economic Assessment of the Lost Creek Property will be issued this month.

Permitting Update – Lost Creek and Shirley Basin

A Wyoming Department of Environmental Quality (WDEQ) draft permit for Underground Injection Control (UIC) Class V wells has been completed for Lost Creek.  It is anticipated that final approvals from all regulators will be received in Q1 2016. These approvals will allow for the onsite disposal of fresh permeate (i.e., clean water) into Class V wells. Site operators will use the reverse osmosis circuits, which were installed during initial construction of the plant, to treat process waste water into brine and permeate streams. The brine stream will continue to be disposed of in the UIC Class I deep wells while the clean, permeate stream will be injected into the UIC Class V wells. It is expected that these operational procedures, which are expected to be commissioned Q1 2016, will significantly enhance waste water disposal capacity at the site.

During the quarter, the Shirley Basin application for permit to mine was submitted to the WDEQ. We anticipate that the application for a source material license for the project will be submitted to the U.S. Nuclear Regulatory Commission during Q1 2016.

Continuing Guidance for 2016

The Q1 2016 production target for Lost Creek is to produce approximately 185,000 pounds U3O8 and dry and drum approximately 200,000 pounds U3O8. Production at this level will permit delivery into our term contract commitments and into discretionary spot sales. Recognizing the continuing challenges in market conditions, the Company currently anticipates to produce (dry and drum) in the range of 650,000 to 750,000 pounds U3O8 from Lost Creek during 2016. Our production rate may be adjusted based on operational refinements, and indicators in the market, including uranium spot market and term pricing, and other factors.

As previously guided, the Company has contractually committed 662,000 pounds during 2016, at an average price of approximately $47 per pound. We have also established our delivery schedule for those commitments, with distribution of sales throughout the year. From 2016 – 2020, our long-term commitments, of approximately 60% of production capacity (~ 600,000 pounds) per year, total in excess of 2.8 million pounds, at an average price of approximately $49 per pound. We have begun to make term agreements into the 2020s.

Jeff Klenda, Chair of Ur-Energy, said further, “We are pleased that our production targets and exploration goals were met at Lost Creek during 2015. As the future is unknown, however, we will continue to mitigate as much risk and uncertainty as possible. And, while it is unrealistic to think that all risk can be eliminated, our reliable cash flow from long-term sales agreements continues to protect the Company and our shareholders quite well during these uncertain times. Cash flow is more important now than ever before. Our attention will continue to be focused on efficient, low-cost production and resource growth in the year ahead.”

Mr. James Bonner, VP Geology with Ur-Energy, C.P.G., American Institute of Professional Geologists, and a Qualified Person as defined by NI 43-101, has reviewed and approved the technical disclosure contained in this news release. Mr. Bonner has verified the sampling, analytical and test data underlying the mineral resource estimate disclosed here.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. Shirley Basin, our newest project, is one of the Pathfinder Mines assets we acquired in 2013. Applications for permits and licenses to operate Shirley Basin have begun to be submitted to regulators. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Jeffrey Klenda, Chairman, Executive Director
866-981-4588	866-981-4588
Rich.Boberg@ur-energy.com	Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., future results of operational activities at the Lost Creek facility; ability to meet production targets, and to meet production targets related to contractual commitments in coming years, while mitigating risk through term agreements; ability to maintain efficient, low-cost production and additional resource growth; ability to enter additional advantageous term contracts; the ability and timing to complete all regulatory requirements to advance the Shirley Basin project) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov/edgar.shtml. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

Cautionary Note to U.S. Investors:  The terms “mineral resource,” “measured mineral resource,” and “indicated mineral resource,” as used in this news release are Canadian mining terms that are defined in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). These Canadian terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC by U.S. registered companies.  The SEC permits U.S. companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. Accordingly, note that information contained in this news release describing the Company’s “mineral resources” is not directly comparable to information made public by U.S. companies subject to reporting requirements under U.S. securities laws.  U.S. investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into Mineral Reserves.  U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or online at http://www.sec.gov/edgar.shtml.